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                  101 JFK Parkway [] Short Hills, NJ 07078

                                                                    news release
                                                         Contact:  Domenick Cama
                                                                            ISBC
                                                                  (973) 924-5105
                                                                 dcama@isbnj.com



Investors Bancorp, Inc. Announces Completion of the Acquisition of 6 New Jersey
                    Branches of Banco Popular North America


Short Hills, N.J. - (PR NEWSWIRE) - October 16, 2009 - Investors Bancorp, Inc. (NASDAQ:ISBC) (the "Company"), the holding company for Investors Savings Bank (the "Bank"), announced today it has completed the acquisition of six New Jersey bank branches and approximately $227.0 million of deposits from Banco Popular North America. The Company did not purchase any loans as part of the transaction.

As the Company previously disclosed, it is consolidating Banco Popular's East Orange, New Jersey branch with Investors' existing East Orange branch office. The remaining five acquired branches will be open for business as branches of Investors Savings Bank on Monday, October 19, 2009.

"We are pleased to welcome our new customers and look forward to providing the same level of quality service these customers were accustomed to receiving from Banco Popular." said Domenick A. Cama, Executive Vice President and Chief Operating Officer of Investors Savings Bank.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and, including the newly acquired branches, 63 branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties, New Jersey.


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Forward Looking Statements

         Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

         The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.